Exhibit 99.1

KALVISTA PHARMACEUTICALS, INC.

FORM 10-Q TRANSITION DISCLOSURE

ITEM I. FINANCIAL STATEMENTS

KalVista Pharmaceuticals, Inc.

Condensed Balance Sheet

October 31, 2016 and April 30, 2016

(Unaudited)

	October 31,	April 30,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$10,684,716	$21,764,464
Research and development tax credit receivable	2,165,912	1,883,379
Grants receivable	162,007	355,752
Prepaid expenses and other current assets	309,811	668,224

Total current assets	13,322,446	24,671,819

Property and equipment, net	100,414	73,655

Total assets	$13,422,860	$24,745,474

Liabilities, convertible preferred shares and shareholders’ deficit

Current liabilities:
Accounts payable	$774,002	$1,007,612
Accrued expenses	740,818	2,114,468
Due to related parties	70,381	127,416

Total current liabilities	1,585,201	3,249,496

Commitments and contingencies (Note 4)

Convertible preferred shares

Series B Convertible Preferred Shares, $ 0.0016 par value, 8,422,898 shares issued and outstanding (liquidation preference of $ 28,405 and $ 32,782) at October 31, 2016 and April 30, 2016, respectively	33,002,024	33,002,024

Series A Convertible Preferred Shares, $ 0.0016 par value, 15,900,000 shares issued and outstanding (liquidation preference of $ 28,405 and $ 29,321) at October 31, 2016 and April 30, 2016, respectively	25,605,759	25,605,759

Total convertible preferred shares	58,607,783	58,607,783

Shareholders’ deficit:

Ordinary Shares, $ 0.0016 par value, 2,437,138 and 2,167,367 shares issued and outstanding at October 31, 2016 and April 30, 2016, respectively	3,969	3,356
Additional paid-in capital	307,012	212,228
Accumulated deficit	(42,966,343)	(37,252,387)
Accumulated other comprehensive income	(4,114,762)	(75,002)

Total shareholders’ deficit	(46,770,124)	(37,111,805)

Total liabilities and shareholders’ deficit	$13,422,860	$24,745,474

See notes to condensed financial statements.

KalVista Pharmaceuticals, Inc.

Condensed Statement of Operations and Comprehensive Loss

Three and Six Months Ended October 31, 2016 and 2015

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015

Grant income	$196,634	$667,290	$1,141,268	$1,502,286

Operating expenses:
Research and development expenses	2,929,446	3,592,504	6,330,371	6,488,797

General and administrative expenses	1,293,377	599,824	3,946,170	984,086

Total operating expenses	4,222,823	4,192,328	10,276,541	7,472,883

Operating loss	(4,026,189)	(3,525,038)	(9,135,273)	(5,970,597)

Other income:
Interest income	9,511	8,290	23,758	10,924
Foreign currency exchange rate gain	352,247	456,949	1,705,875	899,669
Other income	367,517	461,096	649,634	758,364

Total other income	729,275	926,335	2,379,267	1,668,957

Net loss	$(3,296,914)	$(2,598,703)	$(6,756,006)	$(4,301,640)

Other comprehensive income (loss):
Currency translation adjustments	(282,991)	(500,276)	4,039,760	907,377

Comprehensive loss	$(3,579,905)	$(3,098,979)	$(2,716,246)	$(3,394,263)

Net loss per share attributable to common stockholders, basic and diluted	$(1.74)	$(1.73)	$(3.69)	$(3.28)
Weighted average shares outstanding, basic and diluted	2,437,138	2,167,367	2,372,628	1,885,302

See notes to condensed financial statements.

KalVista Pharmaceuticals, Inc.

Condensed Statement of Cash Flows

Six Months Ended October 31, 2016 and October 31, 2015

(Unaudited)

	Six months ended October 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,756,006)	$(4,301,640)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	18,591	18,010
Share-based compensation expense	67,249	11,940
Foreign currency exchange rate gain	(1,705,875)	(899,669)
Changes in operating assets and liabilities:
(Increase) decrease in:
Research and development tax credit receivable	(649,634)	(758,364)
Grants receivable	147,804	(662,554)
Prepaid expenses and other current assets	271,600	(360,390)
Accounts payable	(73,646)	(307,823)
Accrued expenses	(1,121,626)	(392,286)
Due to related parties	(39,410)	3,301

Net cash used in operating activities	(9,840,953)	(7,649,475)

Cash flows from investing activities:
Purchases of property and equipment	(61,194)	(3,358)

Net cash used in investing activities	(61,194)	(3,358)

Cash flows from financing activities:
Proceeds from issuance of common stock	361	—
Proceeds from issuance of Series B Preferred Stock, net of issuance costs	—	33,002,024

Net cash provided by financing activities	361	33,002,024

Effect of exchange rate changes on cash	(1,177,962)	183,697

Net increase/(decrease) in cash and cash equivalents	(11,079,748)	25,532,888

Cash and cash equivalents, beginning of period	21,764,464	2,532,661

Cash and cash equivalents, end of period	$10,684,716	$28,065,549

Supplemental disclosures of cash flow information:
Cash paid for interest expense	$—	$—

Cash paid for taxes	$—	$—

See notes to condensed financial statements.

Notes to unaudited Consolidated Financial Statements

for the six months ended October 31, 2016 and 2015

Note 1.	Description of Business

KalVista Pharmaceuticals, Inc. (the “Company” or “KalVista”) is a clinical-stage pharmaceutical research company focused on the discovery, development, and commercialization of small molecule serine protease inhibitors as new treatments for diseases with significant unmet need. KalVista is funded by a syndicate of international healthcare investors and is made up of a research and development team skilled in pharmaceutical development. The Company’s headquarters is located in Salisbury, UK.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates. The Company has not completed the development of any product candidates. The Company is currently loss making with the potential for generating future revenue through corporate partnerships or product sales. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of product candidates, to comply with government regulations, to successfully commercialize its potential products, to the protection of proprietary technology and to the dependence on key individuals.

The Company has funded its operations primarily through the issuance of preferred stock and grant income. As of October 31, 2016, the Company had an accumulated deficit of $42,966,343 and $10,684,716 of cash and cash equivalents.

On November 21, 2016, the Company merged into Carbylan Therapeutics Inc. (see Note 7). These financial statements do not give any effect to the merger. The working capital obtained through the merger is anticipated to fund the Company’s operations for at least the next twelve months from the balance sheet date. Accordingly, the condensed financial statements have been prepared on a going concern basis.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed financial statements reflect all adjustments which are of a normal recurring nature and, in the opinion of management, necessary to a fair statement of the results for the periods presented herein. The unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements. These interim financial results are not necessarily indicative of the results to be expected for the year ending April 30, 2017, or for any other future annual or interim period. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and the related notes thereto included herein.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates in the financial statements include accrued expenses and share based compensation.

Segment Reporting

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions.

Net Loss per Share Attributable to Common Shareholders

The Company reports earnings per share in accordance with ASC 260, which establishes standards for computing and presenting earnings per share. Basic and diluted net income (loss) per share is presented in conformity with the two-class method required for participating securities. Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Net income (loss) attributable to common shareholders is determined by allocating undistributed earnings between holders of common and convertible preferred shares, based on the contractual dividend rights contained in our preferred share agreement. Where there is an undistributed loss, no amount is allocated to the convertible preferred shares. Diluted net income (loss) per share is computed by dividing net income (loss) by the sum of the weighted average number of common shares and the number of dilutive potential common share equivalents outstanding during the period. Dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options or the conversion of Series A and Series B preferred shares.

	October 31, 2016	October 31, 2015
Preferred Stock	24,322,898	24,322,898
Stock Options	411,395	242,259

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. As a result, there is no difference between the Company’s basic and diluted loss per share for the periods ended October 31, 2016 and 2015.

Basic and diluted net loss per share
	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015
Net loss	$(3,296,914)	$(2,598,703)	$(6,756,006)	$(4,301,640)
Less: dividend on Series A	407,720	498,130	856,325	991,886
Less: dividend on Series B	539,172	658,732	1,132,409	883,958

Loss available to common shareholders for the purpose of calculating basic & diluted EPS	(4,243,806)	(3,755,565)	(8,744,740)	(6,177,484)

Weighted average common shares, basic	2,437,138	2,167,367	2,372,628	1,885,302

Weighted average common shares, diluted	2,437,138	2,167,367	2,372,628	1,885,302

Net loss per share, basic	$(1.74)	$(1.73)	$(3.69)	$(3.28)
Net loss per share, diluted	$(1.74)	$(1.73)	$(3.69)	$(3.28)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In July 2015, the FASB voted to defer the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods) and permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company expects to adopt the updated standard in the first quarter of fiscal 2018. The Company has not yet selected a transition method, and is currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern, on disclosure of uncertainties about an entity’s ability to continue as a going concern. This guidance addresses management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. The guidance is effective for fiscal years beginning after December 15, 2016 and for interim periods within those fiscal years, with early adoption permitted. The Company is still evaluating the impact of this standard on its financial statements.

In February 2016, the FASB issued new lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting, however, remains largely unchanged. In addition, the new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The new lease guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted, however, the Company does not intend to early adopt. The Company also believes that adoption of this new guidance will not have a material impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718) (“ASU 2016-09”) to require changes to several areas of employee share-based payment accounting in an effort to simplify share-based reporting. The update revises requirements in the following areas: minimum statutory withholding, accounting for income taxes and forfeitures. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact that the adoption of this guidance may have on the Company’s financial statements.

Note 3.	Accrued Expenses

At October 31 and April 30, 2016, accrued expenses consisted of:

	October 31, 2016	April 30, 2016
Accrued research expense	$171,675	$1,059,099
Accrued compensation	240,841	966,240
Accrued accounting/audit/tax	313,477	59,906
Other accrued expenses	14,825	29,223

	$740,818	$2,114,468

Note 4.	Commitments and Contingencies

Lease commitments: The following table presents future minimum commitments of the Company due under non-cancelable operating leases with original or remaining terms in excess of one year at October 31, 2016. The Company’s operating lease obligations are related to its principal office in the United Kingdom and use of scientific equipment.

Future minimum payments under this lease as of October 31, 2016 are as follows:

Period ended October 31:
2017	$158,251

$158,251

Rent expense was $108,607 and $33,140 for the three months ended October 31, 2016 and 2015, respectively, and was $211,014 and $65,989 for the six months ended October 31, 2016 and 2015, respectively. Rent expense is reflected in general and administrative expenses and research and development expenses as determined by the underlying activities.

Indemnification: In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. No amounts associated with such indemnifications were recorded to date.

Contingencies: From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. There have been no contingent liabilities requiring accrual at October 31, 2016.

As a result of the terms of grant income received in prior years, on successful regulatory approval and following the first commercial sale of certain products, the Company will be required to pay royalty fees of up to $1 million within 90 days of the first commercial sale of the product subject to certain caps and follow on payments depending upon commercial success and type of product. Given the stage of development of the current pipeline of products it is not possible to predict with certainty the amount or timing of any such liability.

On September 26, 2016, a putative stockholder class action complaint was filed in the Superior Court of the State of California in and for the County of Alameda against Carbylan, the members of the board of directors of Carbylan, as well as against KalVista, Wedbush and certain unknown employees of Wedbush (collectively, the “Defendants”), entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665. The complaint alleges that the members of Carbylan’s board of directors and/or Carbylan breached their fiduciary duties of care, good faith, loyalty and/or disclosure in connection with the Share Purchase Agreement, and that KalVista and Wedbush aided and abetted such breaches of fiduciary duties. The complaint sought to enjoin and/or rescind any transaction with KalVista as well as certain other equitable relief, unspecified damages and attorneys’ fees and costs.

On October 31, 2016, the Superior Court of the State of California in and for the County of Alameda approved a voluntary dismissal of the purported stockholder class action complaint filed in the Court on September 26, 2016 against certain members of the board of directors and certain executives of Carbylan Therapeutics, Inc., as well as against KalVista Pharmaceuticals Ltd., Wedbush Securities Inc. and certain unknown employees of Wedbush, entitled Laidlaw v. Carbylan Therapeutics, Inc., et al. , Case No. RG16832665.

Note 5.	Grant Income

Grant income consists of two main agreement types. The first type of agreement is with the Technology Strategy Board (TSB), a United Kingdom government organization. The Company recognizes revenue for reimbursements of research and development costs as the services are performed up to an agreed upon threshold. The Company records these reimbursements as revenue and not as a reduction of research and development expenses, as the Company has the risks and rewards as the principal in the research and development activities. Any services performed and not yet collected upon are shown as a receivable. During the three months ended October 31, 2016 and 2015, revenue recognized through the TSB grant amounted to $181,175 and $521,920, respectively, and amounted to $884,339 and $1,037,250 for the six months ended October 31, 2016 and 2015, respectively.

The second type of agreement is with the Juvenile Diabetes Research Foundation (JDRF), a non-profit organization. The Company applies the milestone method of accounting to recognize revenue from milestone payments when earned, as evidenced by written acknowledgement from the grantor and other persuasive evidence that the milestone has been achieved and the payment is non-refundable, provided that the milestone event is substantive. A milestone event is defined as an event (i) that can only be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance; (ii) for which there is substantive uncertainty at the inception of the arrangement that the event will be achieved; and (iii) that would result in additional payments being due to the Company. Events for which the occurrence is either contingent solely upon the passage of time or the result of a counterparty’s performance are not considered to be milestone events. A milestone event is substantive if all of the following conditions are met: (i) the consideration is commensurate with either the Company’s performance to achieve the milestone, or the enhancement of the value to the delivered item(s) as a result of a specific outcome resulting from the Company’s performance to achieve the milestone; (ii) the consideration relates solely to past performance; and (iii) the consideration is reasonable relative to all the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

The Company assesses whether a milestone is substantive at the inception of the arrangement. If a milestone is deemed non-substantive, the Company accounts for that milestone payment in accordance with the multiple element arrangements guidance and recognizes revenue consistent with the related units of accounting for the arrangement over the related performance period.

The Company has one contract in process with JDRF accounted for under the milestone method. Milestones may include, for example, the successful completions of clinical trials, development of certain reports, and different review/approval processes. All milestones under the contract in process were deemed substantive based on the fact that the payments are commensurate with the Company’s efforts to achieve the milestone event and the milestones are related to past performance and are non-refundable. During the three months ended October 31, 2016 and 2015, revenue recognized through the achievement of multiple milestones amounted to $0 and $0, respectively, and amounted to $197,981 and $296,826 for the six months ended October 31, 2016 and 2015, respectively. There are no performance, cancellation, termination or refund provisions in the arrangement that contain material financial consequences to the Company.

The Company evaluates the terms of sponsored research agreement grants and federal grants to assess the Company’s obligations and if the Company’s obligations are satisfied by the passage of time, revenue is recognized as described above. For grants with refund provisions, the Company reviews the grant to determine the likelihood of repayment. If the likelihood of repayment of the grant is determined to be remote, the grant is recognized as revenue. If the probability of repayment is determined to be more than remote, the Company records the grant as a deferred revenue liability, until such time that the grant requirements have been satisfied.

Note 6.	Related Party Transactions

On May 23, 2011, the Company entered into a Sale and Purchase Agreement with Vantia Limited whereby, in return for a consideration of 500,000 Series A Preferred Shares in the Company at a subscription price of $1.61 per share, Vantia Limited transferred certain intellectual property and other business assets to the Company. Certain employees of Vantia Limited were also transferred to the Company as part of this transaction and the two entities share common directors.

On May 23, 2011, the Company entered into a Master Services Agreement with Vantia Limited. The Company continues to pay Vantia Limited for management fees and related expenses per the Master Services Agreement. During the three months ended October 31, 2016 and 2015, the Company expensed $163,774 and $242,261, respectively, for services performed by Vantia Limited. During the six months ended October 31, 2016 and 2015, the Company expensed $327,571 and $588,271, respectively, for services performed by Vantia Limited. As of October 31 and April 30, 2016, the Company has recorded $70,381 and $127,416, respectively, within current liabilities for amounts due to Vantia Limited.

Note 7.	Subsequent Events

On November 21, 2016, the Company merged with Carbylan Therapeutics Inc. (“Carbylan”) in an all-stock transaction whereby Carbylan’s equity holders own 19% and the Company’s equity holders own 81% of the combined company, respectively. As a result, Carbylan issued approximately eight million shares of common stock to the stockholders of the Company in exchange for common shares of KalVista. For accounting purposes, the Company is considered to be acquiring Carbylan in the merger. The Company was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) KalVista security holders own approximately 81% of the voting interests of the combined company immediately following the closing of the merger; (ii) directors appointed by KalVista will hold a majority of board seats in the combined company; and (iii) KalVista management hold a majority of the key positions in the management of the combined company. As the accounting acquirer, the Company’s assets and liabilities will be recorded at their pre combination carrying amounts and the historical operations that will be reflected in the financial statements will be those of the Company.

Prior to the share purchase transaction, Carbylan was a clinical-stage specialty pharmaceutical company based in Palo Alto, California with an initial focus on the development of Hydros-TA, an intra-articular injectable product candidate to treat pain associated with osteoarthritis of the knee. In February 2016, Carbylan announced that its lead candidate with Hydros-TA did not meet its second primary endpoint. In April 2016, Carbylan announced that it had suspended further clinical development of its product candidates and reduced its workforce from 17 employees to three employees. The combination of the two companies provides the combined entity with cash that will allow for the continued development of the Kalvista products candidates.

The Company’s consolidated financial statements will reflect Carbylan’s results of operations beginning after November 21, 2016.

The following table sets forth the unaudited pro forma results of operations of the Company for the three month and year to date periods ended October 31, 2016 and 2015 as if the Company had acquired Carbylan at May 1, 2015. The pro forma information contains the combined results of actual operations for those periods. The Company anticipated negative goodwill to be recognized in operations at the closing of the acquisition; however, the effects of this potential adjustment have not been reflected in the pro forma results of operations. There are no material changes in the carrying value of the fixed assets or intangible assets as a result of this transaction, and, as such, there are no adustments recognized for changes in depreciation or amortization. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred at the beginning of the period or that may be obtained in the future.

	Three months ended October 31,		Six months ended October 31,
	2016	2015	2016	2015
Total revenues	$203,783	$674,439	$1,155,566	$1,516,584
Net loss	$(5,764,081)	$(7,841,030)	$(15,418,333)	$(15,090,845)
Basic and diluted loss per share:	$(0.58)	$(0.79)	$(1.55)	$(1.52)

KalVista has evaluated subsequent events through December 15, 2016, the date on which the financial statements were available to be issued.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of our definitive proxy statement filed October 28, 2016 and our most recent 10-Q filed on November 8, 2016, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. As used in this report, unless the context suggests otherwise, “we,” “us,” “our,” “the company” or “KalVista” refer to KalVista Pharmaceuticals, Inc.

Overview

We are a pharmaceuticals company focused on the discovery, development and commercialization of small molecule serine protease inhibitors as new treatments for diseases with significant unmet needs.

Our initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response, and which in excess can lead to increased vascular permeability, edema and inflammation. We have developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). In August 2016, we commenced a Phase I first-in-human clinical trial for KVD818, the first of our orally delivered molecules for the treatment of HAE. Our most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first-in-human study in patients with DME and is being prepared for Phase 2 studies in 2017.

Recent Developments

On November 21, 2016, KalVista Pharmaceuticals Ltd. (“KalVista Limited”) completed a share purchase agreement with Carbylan Therapeutics Inc. (“Carbylan”) in an all-stock transaction. In accordance with the terms and conditions of the Share Purchase Agreement entered into on June 15, 2016, KalVista Limited became a wholly-owned subsidiary of Carbylan, and Carbylan was renamed “KalVista Pharmaceuticals, Inc.” at the closing of the transaction. As a result of the consummation of the transaction, and after giving effect to a 14-for-1 reverse stock split (“Reverse Stock Split”), each outstanding share of KalVista Limited then outstanding was canceled and automatically converted into and became the right to receive approximately 0.29112 shares of our common stock (as adjusted by the Reverse Stock Split). The exchange ratio was calculated by a formula that was determined through arms-length negotiations between us and KalVista Limited. All references to “KalVista” refer to the new parent company.

At the closing of this transaction, KalVista Limited equity holders owned approximately 81% of the combined company and Carbylan equity holders owned approximately 19% of the combined company.

In connection with the share purchase transaction, KalVista Limited was deemed to be the accounting acquirer and therefore the transaction has been treated as a reverse acquisition because (i) KalVista Limited security holders own approximately 81% of the voting interests of the combined company; (ii) directors appointed by KalVista Limited hold a majority of the board seats in the company; and (iii) KalVista Limited management hold all key positions in the management of the combined company. In addition, KalVista Limited will be treated as the predecessor for financial reporting purposes going forward.

We have no products approved for commercial sale and have not generated any revenues from product sales since the inception of KalVista Limited in May 2011. From inception to October 31, 2016, KalVista Limited raised net cash proceeds of approximately $58.6 million to fund operations from private placement offerings of equity securities, and received a total of $8.4 million in grant income. We expect to continue to incur significant expenses and increased operating losses for at least the next several years as we continue the clinical development of our programs and will be dependent on future external financing sources and/or strategic corporate partnership agreements to fund our operations for the foreseeable future.

Grant Income

We have received grant income to support our research and development activities from two main sources; the Juvenile Diabetes Research Foundation (“JDRF”), a charitable organization based in New York and the Technology Strategy Board (“TSB”), the UK Government’s Biomedical Catalyst funding initiative. Through October 31, 2016 JDRF has provided $2.2 million in milestone-based financial support to advance the intravitreal drug program. Under the terms of a grant approved in the second calendar quarter of 2015, the TSB will provide a total amount of $7.3 million over the lifetime of the agreements between us and the TSB, to accelerate the development of the oral drug program, of which $5.6 million was received or was due to be received as of October 31, 2016.

Research and Development Expenses

Research and development expenses primarily consist of costs associated with our research activities, including the preclinical and clinical development of product candidates. We contract with clinical research organizations to manage our clinical trials under agreed upon budgets for each study, with oversight by our clinical program managers. We account for all goods and services, including non-refundable advance payments, as expenses, and all research and development costs are expensed as incurred.

We expect to continue to incur substantial expenses related to development activities for the foreseeable future as we conduct clinical development, manufacturing and toxicology studies. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials, additional drug manufacturing requirements, and later stage toxicology studies such as carcinogenicity studies. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. The probability of success for each product candidate is affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Accordingly, we may never succeed in achieving marketing approval for any of its product candidates.

Completion dates and costs for clinical development programs as well as our research program can vary significantly for each current and future product candidate and are difficult to predict. As a result, we cannot estimate with any degree of certainty the costs associated with development of our product candidates at this point in time. We anticipate making determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the scientific success of early research programs, results of ongoing and future clinical trials, our ability to enter into collaborative agreements with respect to programs or potential product candidates, as well as ongoing assessments as to each current or future product candidate’s commercial potential.

General and Administrative Expenses

General and administrative expenses consist primarily of the costs associated with general management, obtaining and maintaining our patent portfolio, professional fees for accounting, auditing, consulting and legal services, and general overhead expenses.

We continue to incur increased general and administrative expenses due to additional costs associated with the share purchase transaction completed in November 2016. We expect ongoing general and administrative expenses to increase in the future as we expand our operating activities, maintain and expand the patent portfolio and incur additional costs associated with the management of a public company and maintaining compliance with exchange listing and SEC requirements. These potential increases will likely include management costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Other Income

Other income consists of bank interest, research and development tax credits from the UK government’s tax incentive programs set up to encourage research and development in the United Kingdom and realized and unrealized exchange rate gains/losses on cash held in foreign currencies.

Income Taxes

We historically have incurred net losses and have no corporation tax liabilities. Under the UK government’s research and development tax incentive scheme, we have surrendered tax losses in exchange for research and development tax credits in accordance with the relevant tax legislation.

Critical Accounting Policies and Significant Judgments and Estimates

This management discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued research and development expenses. These estimates are based on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions. There have been no material updates to the Critical Accounting Policies since our proxy statement filed October 28, 2016.

Results of Operations

Comparison of three months ended October 31, 2016 and 2015

The following table sets forth the key components of our results of operations for the three months ended October 31, 2016 and 2015 (in thousands):

			Increase (decrease)
	October 31,
Three Months Ended	2016	2015
Income
Grant Income	$197	$667	$(470)

Operating expenses
Research and development expenses	2,929	3,593	(664)
General and administrative expenses	1,293	600	693

Other income (expense)
Interest, Exchange Rate Gains (Losses) and Tax Credits	729	926	(197)

Grant Income. Grant income was $0.2 million in the three months ended October 31, 2016 compared to $0.7 million for the same period in 2015. In the three months ended October 31, 2016, $0.2 million was received from the principal TSB grant. In the three months ended October 31, 2015, $0.6 million was received from the principal TSB grant and the balance from other grant sources. Under the terms of a grant approved in May 2015, the TSB will provide a total amount of $7.3 million over the lifetime of the agreements between us and the TSB, to accelerate the development of the oral drug program, of which $5.6 million was received or was due to be received as of October 31, 2016.

Research and Development Expenses. Research and development expenses were $2.9 million for the three months ended October 31, 2016 compared to $3.6 million for the same period in 2015, primarily due to a change in the USD to GBP currency translation rate. On a constant currency basis, total spending was similar as reductions in spending in our intravitreal and oral programs were offset by an increase in spending on our oral backup program and unallocated and internal R&D expenses related to earlier stage development activities.

Research and development expenses by major programs or categories were as follows (in thousands):

	October 31,
Three Months Ended	2016	2015
Intravitreal	$253	$812
Oral	651	1,084
Oral Backup	750	806
Unallocated and internal R&D	1,275	891

Total	$2,929	$3,593

Expenditure on the intravitreal program declined for the three months ended October 31, 2016 compared to the same period in 2015 due to completion of toxicology studies that were required to support clinical development. Similarly, expenditure on the oral program declined in the three months ended October 31, 2016 compared to the same period in 2015 also due to completion of toxicology studies required to initiate clinical testing.

The oral backup program expenditure in the three months ended October 31, 2016 remained approximately equal to the same period in 2015 as we continue to focus on the progression of multiple candidates through discovery characterization, initial scale-up manufacture and entry into early toxicology assessment. Unallocated and internal R&D expenditure for the three months ended October 31, 2016 increased compared to the same period in 2015 due to an increase in early stage discovery activities.

We anticipate that spend will continue at or near the current rate as multiple candidates are assessed in discovery and early development.

General and Administrative Expenses. General and administrative expenses were $1.3 million for the three months ended October 31, 2016 which was $0.7 million higher compared to $0.6 million for the same period in 2015. The increase in general and administrative expenses for the three months ended October 31, 2016 was due to the additional costs associated with the share purchase transaction completed in November 2016 and additional payroll costs as we expand the management team. We anticipate that ongoing general and administrative expenses will continue to increase over time as we increase our headcount and operating activities and incur expenses associated with being a public company.

Other Income. Other income was $0.7 million for the three months ended October 31, 2016 compared to $0.9 million for the same period in 2015. The decrease in the three months ended October 31, 2016 was due to a decrease in foreign currency exchange rate gains on the GBP equivalent value of cash held in USD and on the conversion of cash held in USD to GBP to meet ongoing operational costs in the United Kingdom.

Comparison of six months ended October 31, 2016 and 2015

The following table sets forth the key components of our results of operations for the six months ended October 31, 2016 and 2015 (in thousands):

			Increase (decrease)
	October 31,
Six Months Ended	2016	2015
Income
Grant Income	$1,141	$1,502	$(361)

Operating expenses
Research and development expenses	6,330	6,489	(159)
General and administrative expenses	3,946	984	2,962

Other income (expense)
Interest, Exchange Rate Gains (Losses) and Tax Credits	2,379	1,669	710

Grant Income. Grant income decreased to $1.1 million in the six months ended October 31, 2016 from $1.5 million for the same period in 2015. In the six months ended October 31, 2016, $0.9 million was received from the principal TSB grant and $0.2 million was received from the JDRF. In the six months ended October 31, 2015, $1.0 million was received from the principal TSB grant, $0.3 million was received from the JDRF and the balance from other grant sources. Under the terms of a grant approved in the second calendar six months of 2015, the TSB will provide a total amount of $7.3 million over the lifetime of the agreements between us and the TSB, to accelerate the development of the oral drug program, of which $5.6 million was received or was due to be received at the end of the six months ended October 31, 2016.

Research and Development Expenses. Research and development expenses were $6.3 million for the six months ended October 31, 2016 compared to $6.5 million for the same period in 2015. This small decrease is primarily due to a change in the USD to GBP currency translation rate, as total expenses increased on a constant currency basis, with reductions in spending on the intravitreal program offset by increases in our oral, oral backup, and unallocated and internal R&D expenditures. Research and development expenses by major programs or categories were as follows (in thousands):

	October 31,
Six Months Ended	2016	2015
Intravitreal	$417	$2,047
Oral	2,104	1,888
Oral Backup	1,360	934
Unallocated and internal R&D	2,449	1,620

Total	$6,330	$6,489

Expenses on the intravitreal program declined during the six months ended October 31, 2016 compared to the same period in 2015 due to completion of a Phase I clinical trial. Spending on the oral program increased in the six months ended October 31, 2016 compared to the same period in 2015 due to several preclinical studies conducted to enable the initial clinical trial of our lead oral candidate. Spending on the oral backup program increased in the six months ended October 31, 2016 compared to the same period in 2015 due to advancement of more program candidates to scale up chemistry and early toxicology studies. Unallocated and internal R&D expense increased in the six months ended October 31, 2016 compared to the same period in 2015 due to an increase in early stage discovery activities intended to generate additional future program candidates.

We anticipate that spend will continue at or near the current rate as multiple candidates are assessed in discovery and early development.

General and Administrative Expenses. General and administrative expenses were $3.9 million for the six months ended October 31, 2016 which was $2.9 million higher than the $1.0 million for the same period in 2015. The increase in general and administrative expenses for the six months ended October 31, 2016 was due to the additional costs associated with the share purchase transaction completed in November 2016 and additional payroll costs related to expansion of the management team. We anticipate that ongoing general and administrative expenses will continue to increase over time as we increase headcount and operating activities and incur expenses associated with being a public company.

Other Income. Other income was $2.4 million for the six months ended October 31, 2016 compared to $1.7 million for the same period in 2015. The increase in the six months ended October 31, 2016 was due to an increase in foreign currency exchange rate gains on the GBP equivalent value of cash held in USD and on the conversion of cash held in USD to GBP to meet ongoing operational costs in the United Kingdom.

Liquidity and Capital Resources

We have incurred losses since inception and cash outflows from operating activities for the three months ended October 31, 2016 and 2015. Since inception through October 31, 2016, we have received investment funding totaling $58.6 million and have an accumulated deficit and accumulated other comprehensive income of $47.1 million in total. We anticipate that we will continue to incur net losses for the foreseeable future as we continue the research and development efforts on our product candidates, hire additional staff, including clinical, scientific, operational, financial and management personnel, and incur additional costs associated with being a public company. We have funded operations primarily through private placement offerings of equity securities and through the receipt of grant income from two main sources, the JDRF and the TSB.

We plan to continue to fund research and development and other operating expenses, and the associated losses from operations, through working capital obtained on completion of the transaction of $29 million, future issuances of debt and/or equity securities and potential collaborations or strategic partnerships with other entities. Capital raises from issuances of convertible debt and equity securities could result in additional dilution to stockholders. Incurrence of additional debt could result in debt service obligations and operating and financing covenants that may restrict operations. We can provide no assurance that financing will be available in the amounts anticipated to be required or on acceptable terms, if at all. If we are not able to secure adequate additional working capital when it becomes needed, we may be required to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail planned research programs. Any of these actions could materially harm our business and prospects.

Cash Flows

The following table provides a summary of the net cash flow activity for the six months ended October 31, 2016 and 2015 (in thousands):

	October 31,
	2016	2015
Net loss	$(6,756)	$(4,302)

Depreciation	19	18
Foreign currency remeasurement gain	(1,706)	(900)
Research and development tax credit receivable	(650)	(758)
Other working capital movements in receivables and payables	(748)	(1,708)

Net cash used in operating activities	(9,841)	(7,650)

Cash flow from investing activities	(61)	(3)
Net cash provided by financing activities	—	33,002
Effect of exchange rate changes on cash	(1,178)	184

Net increase (decrease) in cash and cash equivalents	$(11,080)	$25,533

Net Cash used in operating activities

Net cash used in operating activities of $9.8 million for the six months ended October 31, 2016 consisted primarily of a net loss of $6.8 million, adverse working capital movements resulting from an increase in the research and development tax credit receivable of $0.7 million and a foreign currency re-measurement gain of $1.7 million, in addition to adverse net working capital movement in receivables and payables and other accrued and prepaid expenses of $0.7 million. Cash used in operating activities of $7.7 million for the six months ended October 31, 2015 consisted of a net loss of $4.3 million, adverse working capital movements resulting from an increase in the research and development tax credit receivable of $0.8 million and a foreign currency re-measurement gain of $0.9 million in addition to adverse net working capital movement in receivables and payables and other accrued and prepaid expenses of $1.7 million.

Net Cash provided by financing activities

Net cash provided by financing activities for the six months ended October 31, 2015 consisted of net proceeds from the issuance of $33.2 million of Series B preferred stock.

Operating Capital Requirements

To date, we have not generated any sales revenues and we do not have any products that have been approved for commercialization. We do not expect to generate significant revenue unless and until we obtain regulatory approval for, and commercialize, one of our current or future product candidates. We anticipate that we will continue to incur losses for the foreseeable future, and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, product candidates, and begin to commercialize any approved products. We are subject to all of the risks inherent in the development of new therapeutic products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. As a result of the completion of the share purchase transaction in November 2016, we expect to incur additional costs associated with operating as a public company. We currently anticipate that, based upon our operating plans, existing capital resources and the additional funding secured through the transaction, we have sufficient funding to operate for at least the next twelve months.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity or debt financings, collaborations, strategic partnerships or licensing arrangements. To the extent that additional capital is raised through the sale of stock or convertible debt securities, the ownership interest of existing stockholders will be diluted, and the terms of these newly issued securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights and other operating restrictions that could adversely impact our ability to conduct business. Additional fundraising through collaborations, strategic partnerships or licensing arrangements with third parties may require us to relinquish valuable rights to product candidates, including its other technologies, future revenue streams or research programs, or grant licenses on terms that may not be favorable. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate product development or future commercialization efforts or grant rights to develop and commercialize its other product candidates even if we would otherwise prefer to develop and commercialize such product candidates internally.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with contract research organizations and clinical sites for the conduct of clinical trials, preclinical and clinical studies, professional consultants and other vendors for clinical supply manufacturing or other services. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments. There are no long term debt payments or long term operating lease obligations as of October 31, 2016.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk

We have exposure to market risk in interest income sensitivity, which is affected by changes in the general level of UK interest rates. However, because of the short-term nature of the bank deposit arrangements and the very low interest rates prevailing in the United Kingdom and the United States, a sudden change in market interest rates would not be expected to have a material impact on our financial condition and/or results of operations. We do not believe that our cash or cash equivalents have significant risk of default or illiquidity.

Foreign Exchange Rate Risk

We maintain cash balances in both USD and GBP to fund ongoing operations and manage foreign exchange risk. Cash and cash equivalents as of October 31, 2016 was $10.7 million and consisted of readily available checking and bank deposit accounts held in both USD and GBP. As of October 31, 2016, 67% of cash and cash equivalents were held in USD and 33% in GBP. We currently incur expenses primarily in GBP and convert USD as needed to fund those expenses. We believe our cash and cash equivalents are not exposed to significant exchange rate risk.

Effects of Inflation

We do not believe that inflation and changing prices had a significant impact on the results of operations for any periods presented herein.

ITEM 4. CONTROLS AND PROCEDURES.

During the six months ended October 31, 2016, we were not subject to the disclosure controls and procedures requirements of Rule 13a-15 under the Exchange Act.

PART II

OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

On October 31, 2016, the Superior Court of the State of California in and for the County of Alameda (the “Court”) approved a voluntary dismissal of the purported stockholder class action complaint filed in the Court on September 26, 2016 against certain members of the board of directors and certain executives of Carbylan Therapeutics, Inc., as well as against KalVista Pharmaceuticals Ltd., Wedbush Securities Inc. and certain unknown employees of Wedbush, entitled Laidlaw v. Carbylan Therapeutics, Inc., et al., Case No. RG16832665.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

ITEM 1A. RISK FACTORS.

There have been no material changes in our risk factors from those disclosed in our definitive proxy statement filed on October 28, 2016 and our most recent Quarterly Report on Form 10-Q filed November 8, 2016.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURE.

Not Applicable.

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Not Applicable.